EXHIBIT 99.1

                    EQUALNET SECURES WORKING CAPITAL FACILITY

        HOUSTON, Texas, July 18, 1997 -- EqualNet Holding Corp. (Nasdaq:ENET), a telecommunications company offering discounted long distance services throughout the U.S., today announced that it had secured new financing to replace its existing $7.5 million working capital facility, which expired July 1, 1997. The new financing arrangement has a maximum capacity of $15 million based on the level of the Company's accounts receivable. Currently, the Company is eligible to finance $5.0 million under the new facility and the annual effective interest rate of amounts financed under this arrangement is approximately prime plus 4.5%.

        Mr. Zane Russell, EqualNet's Chairman and Chief Executive Officer, said, "We are particularly pleased that the new facility will increase our potential borrowing capacity and has virtually no restrictive covenants. With the commitment of this new capital facility behind us, we can continue working toward the improvement of operations and the previously announced proposed merger with Cherry Communications."

        EqualNet is a nationwide telecommunications company offering discounted major carrier long distance and other services. EqualNet's core strategy focuses on building relationships with customers and offering a wide range of telephone and data transmission products and services that meet the needs of small business consumers.

        This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release, including without limitation, EqualNet's business strategy, plans and objectives, are forward-looking statements. Although EqualNet believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Factors that could cause actual results to differ materially from EqualNet's expectations include, without limitation, EqualNet's ability to secure financing on favorable terms, if at all; its ability to favorably settle pending inquiries from state regulatory agencies; increases in customer attrition rates; dependence on independent marketing agents; dependence on third-party carriers for telecommunications services; increased or continued provisioning delays by its carriers; changes in government regulation; general economic and competitive factors, and EqualNet's ability to implement and finance its marketing programs and other growth strategies. These factors are discussed in EqualNet's Annual Report on Form 10-K for the year ended June 30, 1996, and its Quarterly Report for the period ended March 31, 1997 which are on file with the Securities and Exchange Commission.